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                       [ARTHUR ANDERSEN LLP LETTERHEAD]

                                                                EXHIBIT 23.1

                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


Household Finance Corporation:

     As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-3 (registration No. 333-73746) relating to the offering of up to $15,000,000,000 of Medium Term Notes and Warrants to Purchase Medium Term Notes filed with the Securities and Exchange Commission on November 20, 2001, and as to be amended by the pre-effective Amendment No. 1 to be filed on or about December 14, 2001, of our report dated January 15, 2001, included in Household Finance Corporation's Form 10-K for the year ended December 31, 2000, and to all references to our Firm included in this registration statement.

/s/ ARTHUR ANDERSEN LLP

Chicago, Illinois
December 14, 2001